Exhibit 99.1

Banc of California Announces Quarterly Dividends

SANTA ANA, Calif., (May 15, 2018) – Banc of California, Inc. (NYSE: BANC), today announced that its Board of Directors has declared a quarterly cash dividend of $0.13 per share on its outstanding common stock. The dividend will be payable on July 2, 2018 to stockholders of record as of June 15, 2018. Based on the trading price of $18.70 as of close of market on May 14, 2018, the cash dividend results in an annualized dividend yield of 2.78%.

Banc of California maintains a Dividend Reinvestment Plan (DRIP) which allows stockholders to automatically acquire shares at a 3% discount from the applicable market price. All registered stockholders with holdings maintained at the Company’s transfer agent, Computershare, are eligible to participate in the DRIP program. For more information on the Company’s DRIP program, please contact Investor Relations through IR@bancofcal.com or at (855) 361-2262.

The Board of Directors also declared a quarterly dividend of $0.50 per depository share on the Company’s 8.00% Series C Non-Cumulative Perpetual Preferred Stock. The dividend will be payable on June 15, 2018 to holders of record as of June 1, 2018. The Series C depositary shares are traded on the New York Stock Exchange under the “BANC PRC” symbol.

The Board of Directors also declared a quarterly dividend of $0.460938 per depository share on the Company’s 7.375% Series D Non-Cumulative Perpetual Preferred Stock. The dividend will be payable on June 15, 2018 to holders of record as of June 1, 2018. The Series D depositary shares are traded on the New York Stock Exchange under the “BANC PRD” symbol.

The Board of Directors also declared a quarterly dividend of $0.4375 per depository share on the Company’s 7.00% Series E Non-Cumulative Perpetual Preferred Stock. The dividend will be payable on June 15, 2018 to holders of record as of June 1, 2018. The Series E depositary shares are traded on the New York Stock Exchange under the “BANC PRE” symbol.

About Banc of California, Inc.

Banc of California, Inc. (NYSE: BANC) provides comprehensive banking services to California’s diverse businesses, entrepreneurs and communities. Banc of California operates 34 offices in California.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: Banc of California, Inc.
INVESTOR RELATIONS INQUIRIES:	MEDIA INQUIRIES:
Banc of California, Inc.	Abernathy MacGregor
Timothy Sedabres, (855) 361-2262	Ian Campbell / James Bourne / Sarah Dhanaphatana, (213) 630-6550 idc@abmac.com / jab@abmac.com / skd@abmac.com

3 MacArthur Place • Santa Ana, CA 92707 • (949) 236-5250 • www.bancofcal.com